                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                              Hello Direct, Inc.
                                      at
                             $16.40 Net Per Share
                                      by
                          GN Acquisition Corporation
                    an indirect wholly owned subsidiary of
                             GN Great Nordic Ltd.

    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, NOVEMBER 7, 2000, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE (THE "SHARES"), OF HELLO DIRECT, INC. (THE "COMPANY"), WHICH, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY GN ACQUISITION CORPORATION ("PURCHASER") AND GN GREAT NORDIC LTD. ("GREAT NORDIC") REPRESENTS AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE "THE OFFER--SECTION 15--CERTAIN CONDITIONS TO THE OFFER."

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (I) DETERMINED THAT EACH OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT DESCRIBED HEREIN IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, (II) APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND (III) RESOLVED TO RECOMMEND THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

                                   IMPORTANT

  A summary of the principal terms of the Offer appears on pages 1-4 hereof.

  If you wish to tender all or any portion of your Shares you should either
(i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with your certificate(s) representing tendered Shares and any other required documents to the Depositary named herein or tender such Shares pursuant to the procedures for book-entry transfer set forth in "The Offer--Section 3--Procedures for Tendering Shares" or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that person if you desire to tender those Shares.

  If you wish to tender Shares and cannot deliver such Shares and all other required documents to the Depositary by the expiration of the Offer or cannot comply with the procedures for book-entry transfer on a timely basis you must tender your Shares pursuant to the guaranteed delivery procedure set forth in "The Offer-- Section 3--Procedures for Tendering Shares."

  If you have questions about the Offer, you can call Georgeson Shareholder Communications Inc., the Information Agent for the Offer, at the address and telephone numbers set forth on the back cover of this Offer to Purchase. You can also obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery from the Information Agent or your broker, dealer, commercial bank, trust company or other nominee.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

                               ----------------

                    The Information Agent for the Offer is:

              [LOGO OF GEORGESON SHAREHOLDER COMMUNICATIONS INC.]

October 11, 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Summary Term Sheet........................................................   1
Introduction..............................................................   5
The Offer.................................................................   7
  1.Terms of the Offer; Expiration Date...................................   7
  2.Acceptance for Payment and Payment....................................   8
  3.Procedure for Tendering Shares........................................   8
  4.Withdrawal Rights.....................................................  10
  5.Certain Tax Considerations............................................  11
  6.Price Range of Shares; Dividends......................................  12
  7.Certain Information Concerning the Company............................  12
  8.Certain Information Concerning Purchaser and Great Nordic.............  13
  9.Source and Amount of Funds............................................  15
  10.Background of the Offer..............................................  15
  11.Purpose of the Offer; Plans for the Company; The Merger Agreement;
         The Stock Option Agreement; The Non-Disclosure Agreement.........  17
  12.Effect of the Offer on the Market for the Shares; Stock Exchange
         Listing; Registration under the Exchange Act.....................  25
  13.Dividends and Distributions..........................................  26
  14.Extension of Tender Period; Subsequent Offering Period; Termination;
         Amendment........................................................  26
  15.Certain Conditions of the Offer......................................  28
  16.Certain Legal Matters; Regulatory Approvals..........................  29
  17.Fees and Expenses....................................................  31
  18.Miscellaneous........................................................  32
Schedule I--Directors and Executive Officers of Great Nordic and
         Purchaser........................................................ S-1

                              SUMMARY TERM SHEET

  GN Great Nordic Ltd. ("Great Nordic"), through its indirect wholly owned subsidiary, GN Acquisition Corporation ("GN Acquisition"), is offering to purchase all of the outstanding common stock, par value $0.001 per share, of Hello Direct, Inc. ("Hello Direct") for $16.40 net per share in cash. The following are some of the questions you, as a stockholder of Hello Direct, may have and the answers to those questions. You should carefully read this offer to purchase and the accompanying letter of transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this offer to purchase and in the letter of transmittal.

Who is offering to buy my securities?

  We are GN Acquisition, a Delaware corporation and an indirect wholly owned subsidiary of Great Nordic, a Danish corporation. GN Acquisition was formed for the purpose of making a tender offer for all of the common stock of Hello Direct. See "Introduction" and "The Offer--Section 8--Certain Information Concerning Purchaser and Great Nordic."

What are the classes and amounts of securities sought in the Offer?

  We are seeking to purchase all of the outstanding common stock, par value $0.001 per share, of Hello Direct. See "Introduction."

How much are you offering to pay for my securities and what is the form of payment?

  We are offering to pay you $16.40 per share in cash without brokerage fees, commissions or, except in certain circumstances, transfer taxes. See "Introduction."

Do you have the financial resources to make payment?

  Great Nordic will provide GN Acquisition with sufficient funds to purchase shares validly tendered and not withdrawn in the offer and to complete the merger, which is expected to follow the successful completion of the offer. It is anticipated that all the necessary funds will be internally generated funds or existing resources of Great Nordic and its affiliates. See "The Offer--
Section 9--Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the Offer?

  Because the form of payment consists solely of cash and the offer is not conditioned on our ability to obtain financing, we do not think our financial condition is material to your decision whether to tender in the offer. See "The Offer--Section 8--Certain Information Concerning Purchaser and Great Nordic" and "The Offer --Section 9--Source and Amount of Funds."

How long do I have to decide whether to tender in the Offer?

  You will have at least until 12:00 Midnight, New York City time, on Tuesday, November 7, 2000, to decide whether to tender your shares in the offer. Further, if you cannot deliver everything required to make a valid tender to ChaseMellon Shareholder Services, L.L.C., the depositary for the offer, prior to such time, you may be able to use a guaranteed delivery procedure, which is described in "The Offer--Section 3 --Procedure for Tendering Shares." In addition, if we decide to include a subsequent offering period or periods in the offer as described below, you will have an additional opportunity to tender your shares. See "The Offer --Section 1--Terms of the Offer; Expiration Date" and "The Offer--Section 3--Extension of Tender Period; Subsequent Offering Period; Termination; Amendment."

Can the offer be extended and under what circumstances?

  Yes. We may elect to extend the offer if any of the conditions to the offer have not been satisfied or waived prior to the expiration date. However, we may not elect to extend the offer beyond November 30, 2000 unless (i) the waiting periods have not expired under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any foreign antitrust or competition law or regulation, or (ii) we are required to extend the offer by the rules and regulations of the Securities and Exchange Commission; and in no event can we extend the offer beyond December 31, 2000. In addition, if, immediately before the expiration of the offer, more than the minimum number of shares required as a condition to the offer, but less than 90% of the total shares, have been tendered, we may extend the offer for up to 10 business days. See below and "The Offer--Section 14--Extension of Tender Period; Subsequent Offering Period; Termination; Amendment" for all the circumstances under which we may, or are required to, extend the Offer.

  We may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if any, will be an additional opportunity for you to tender your shares (if you have not already done so) and receive the offer consideration following expiration of the offer. If you do not tender your shares during the initial offering period or the subsequent offering period, you will have to wait until after the merger is completed to receive the cash consideration for your shares. See "The Offer--Section 14--Extension of Tender Period; Subsequent Offering Period; Termination; Amendment."

How will I be notified if the offer is extended or if you decide to include a subsequent offering period?

  If we decide to extend the offer, we will inform ChaseMellon Shareholder Services, L.L.C., the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire. In addition, if we decide to include a subsequent offering period, we will inform ChaseMellon of that fact and will make a public announcement of the extension on the next business day after the expiration date of the initial offering period. See "The Offer--Section 14--Extension of Tender Period; Subsequent Offering Period; Termination; Amendment."

What are the most significant conditions to the Offer?

  We are not obligated to purchase any shares which are validly tendered unless the number of shares validly tendered and not withdrawn, when added to the Shares beneficially owned by GN Acquisition and Great Nordic, represents at least a majority of the total number of shares of Hello Direct common stock outstanding on a fully diluted basis. This minimum number of shares represents approximately 61% of the presently outstanding shares. In addition, our obligation to purchase shares in the offer is conditioned upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Other conditions to the offer are described in "The Offer--Section 15--Certain Conditions of the Offer."

How do I tender my shares?

  If you are a record holder, you may tender your shares by delivering the certificates representing your shares, together with a completed letter of transmittal, to ChaseMellon Shareholder Services, L.L.C., the depositary for the offer, not later than the time the offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. You should contact your broker or bank and instruct that your shares be tendered. If you are unable to deliver the required documents to the depositary by the expiration of the offer, you may get some extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq Stock Market's National Market trading days. However, the depositary must receive the missing items within that three-day period. See "The Offer--Section 3--Procedures for Tendering Shares."

Until what time can I withdraw tendered shares?

  You can withdraw tendered shares at any time until the offer has expired and, if we have not, by December 9, 2000, agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. You may not, however, withdraw shares tendered during a subsequent offering period, if one is included, unless such shares are not immediately accepted for payment. See "The Offer--Section 4-- Withdrawal Rights."

How do I withdraw tendered shares?

  To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to ChaseMellon Shareholder Services, L.L.C., the depositary for the offer, while you have the right to withdraw the shares. See "The Offer--Section 4 --Withdrawal Rights."

Is there an agreement governing the offer?

  Yes. Great Nordic, GN Acquisition and Hello Direct have entered into a merger agreement and a stock option agreement, each dated as of October 4, 2000. The merger agreement provides, among other things, for the terms and conditions of the offer and the merger of GN Acquisition into Hello Direct following the offer. See "The Offer--Section 11--Purpose of the Offer; Plans for the Company; The Merger Agreement; The Stock Option Agreement; The Non-Disclosure Agreement."

What does the board of directors of Hello Direct think of the offer?

  The board of directors of Hello Direct has unanimously determined that each of the offer, the merger agreement and the merger is fair to and in the best interests of Hello Direct's stockholders and recommends that Hello Direct's stockholders tender their shares in the offer. See "The Offer--Section 10-- Background of the Offer; Past Contracts, Transactions or Negotiations with the Company" and "The Offer--Section 11 --Purpose of the Offer; Plans for the Company; The Merger Agreement; The Stock Option Agreement; The Non-Disclosure Agreement."

If a majority of the shares are tendered and accepted for payment, will Hello Direct continue as a public company?

  Following the purchase of the shares in the offer, we expect to consummate the merger. If the merger takes place, Hello Direct will no longer be publicly owned. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that Hello Direct common stock will no longer be eligible to be traded on a securities exchange, there may not be a public trading market for Hello Direct stock, and Hello Direct may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See "The Offer--Section 12--Effect of the Offer on the Market for Shares; Stock Exchange Listing; Registration under the Exchange Act."

Will the offer be followed by a merger if all the Hello Direct shares are not tendered in the Offer?

  If we acquire at least a number of shares which, when added to the shares beneficially owned by Great Nordic and GN Acquisition, represents at least a majority of the outstanding shares of Hello Direct on a fully diluted basis, GN Acquisition is expected to be merged with and into Hello Direct. If that merger takes place, Great Nordic will indirectly own all of the shares of Hello Direct and all remaining stockholders (other than GN Acquisition and Great Nordic) will receive $16.40 per share in cash (or any other higher price per share paid in the offer). See "The Offer--Section 11--Purpose of the Offer; Plans for the Company; The Merger Agreement; The Stock Option Agreement; The Non-Disclosure Agreement."

If I decide not to tender, how will the offer affect my shares?

  If the merger between Hello Direct and GN Acquisition takes place, Hello Direct stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place and the offer is consummated, the number of stockholders and of shares of Hello Direct that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for Hello Direct common stock. Also, as described above, Hello Direct may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies. See "The Offer--Section 12--Effect of the Offer on the Market for Shares; Stock Exchange Listing; Registration under the Exchange Act."

What is the market value of my shares as of a recent date?

  On October 4, 2000, the last full trading day before we announced the offer and the possible subsequent merger, the closing price of Hello Direct common stock reported on the Nasdaq Stock Market's National Market was $11.625 per share. On October 10, 2000, the last full trading day before the date of this offer to Purchase, the price of a share of Hello Direct common stock was $16.063. We advise you to obtain a recent quotation for shares of Hello Direct common stock in deciding whether to tender your shares. See "The Offer--
Section 6 --Price Range of Shares; Dividends."

Who can I talk to if I have questions about the Offer?

  You can call Georgeson Shareholder Communications Inc., the information agent for the offer, at (800) 223-2064 (toll free). See the back cover of this offer to purchase.

To the Holders of Common Stock of Hello Direct:

                                 INTRODUCTION

  We, GN Acquisition Corporation ("Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of GN Great Nordic Ltd., a Danish corporation ("Great Nordic"), are offering to purchase all outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Hello Direct, a Delaware corporation (the "Company"), at $16.40 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). If your Shares are registered in your name, you will not be obligated to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the offer. We will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and Georgeson Shareholder Communications Inc. (the "Information Agent") incurred in connection with the offer. See "The Offer--Section 17--Fees and Expenses."

  We are making the Offer pursuant to an Agreement and Plan of Merger, dated as of October 4, 2000 (the "Merger Agreement") among the Company, Great Nordic and Purchaser, pursuant to which, and upon the terms and subject to the conditions of which, after the consummation of the Offer, and in accordance with the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), we will merge with and into the Company (the "Merger"), and the Company will continue as the surviving corporation as an indirect wholly owned subsidiary of Great Nordic (the "Surviving Corporation"). In the Merger, each outstanding Share (other than Dissenting Shares (as hereinafter defined) and any Shares held by the Company, Great Nordic, Purchaser or any of their subsidiaries) will be converted into and represent the right to receive $16.40 in cash or any higher price paid per Share in the Offer, without interest (the "Merger Consideration"). The Merger is subject to the satisfaction or waiver of certain conditions. See "The Offer--Section 11--Purpose of the Offer; Plans for the Company; The Merger Agreement; The Stock Option Agreement; The Non-Disclosure Agreement." The Merger is not conditioned on obtaining financing.

  The Board of Directors of the Company has unanimously (i) determined that each of the Offer, the Merger and the Merger Agreement described herein is fair to, and in the best interests of, the Company and its stockholders, (ii) approved the Offer, the Merger and the Merger Agreement and (iii) resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger.

  William Blair & Company, L.L.C. ("Blair"), the Company's financial advisor, has delivered to the Board of Directors of the Company its written opinion dated October 3, 2000, to the effect that, as of such date and based on and subject to the matters stated in such opinion, the consideration to be received by holders of Shares in the offer and the merger pursuant to the Merger Agreement is fair from a financial point of view to such holders. The full text of Blair's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as Annex A to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders together with this Offer to Purchase. Stockholders are urged to read the full text of such opinion carefully in its entirety.

  The Company has been advised that all of its directors and executive officers intend to tender all of their Shares pursuant to the Offer.

  The Offer is subject to the conditions described in "The Offer--Section 15-- Certain Conditions to the Offer," which include, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) a number of Shares which, together with the Shares beneficially owned by Great Nordic and Purchaser, represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the "Minimum Condition") and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (the "HSR Condition").

  Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Great Nordic's and Purchaser's entering into the Merger Agreement, the Company entered into a Stock Option Agreement dated as of October 4, 2000 (the "Stock Option Agreement") with Great Nordic and Purchaser. Pursuant to the Stock Option Agreement, the Company granted to Purchaser an irrevocable option (the "Top-Up Stock Option") to purchase that number of Shares (the "Top-Up Option Shares") equal to the number of Shares that, when added to the number of Shares owned by Purchaser, Great Nordic and their subsidiaries immediately following consummation of the Offer, will constitute 90% of the Shares then outstanding (assuming the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Offer Price. The exercise of the Top-Up Stock Option is subject to the terms and conditions set forth in the Stock Option Agreement, including, among other things, that the Top-Up Stock Option will not be exercisable if the number of Shares that would otherwise be issued thereunder would exceed the number of authorized Shares available for issuance.

  If we exercise the Top-Up Stock Option (resulting in our owning 90% or more of the Shares then outstanding), we will be able to effect a short-form Merger under Delaware Law, subject to the terms and conditions of the Merger Agreement. See "The Offer--Section 11--Purpose of the Offer; Plans for the Company; The Merger Agreement; The Stock Option Agreement; The Non-Disclosure Agreement."

  According to the Company, as of September 30, 2000, there were 5,327,128 Shares outstanding and there were 1,198,835 Shares reserved for issuance upon the exercise of outstanding stock options. Based on this information, there were approximately 6,525,963 Shares outstanding on a fully-diluted basis and the Minimum Condition would be satisfied if approximately 3,262,882 Shares are validly tendered pursuant to the Offer and not withdrawn.

  Under Delaware Law, if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we would be able to effect the Merger without a vote of the Company's stockholders. If we do not acquire at least 90% of the Shares, we will have to seek approval of the Merger Agreement and the Merger by the Company's stockholders. Approval of the Merger Agreement and the Merger requires the affirmative vote of holders of a majority of the outstanding Shares. As a result, if the Minimum Condition, the HSR Condition and the other conditions to the Offer are satisfied and the Offer is completed, we will own a sufficient number of Shares to ensure that the Merger Agreement will be approved by the Company's stockholders. See "The Offer--
Section 11--Purpose of the Offer; Plans for the Company; The Merger Agreement; The Stock Option Agreement; The Non-Disclosure Agreement."

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. Terms of the Offer; Expiration Date. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares that are validly tendered prior to the Expiration Date and not withdrawn. "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, November 7, 2000, unless we extend the period of time for which the Offer is open in accordance with the Merger Agreement, in which event "Expiration Date" means the latest time and date at which the Offer, as so extended, shall expire.

  We will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer (whether or not any shares have theretofore been purchased or paid for pursuant to the Offer) if the Minimum Condition, the HSR Condition and certain other conditions described in "The Offer--Section 15--Certain Conditions to the Offer" are not satisfied. Subject to the provisions of the Merger Agreement, we may waive or amend, in whole or in part at any time or from time to time and in each case prior to the Expiration Date, any or all of the conditions to our obligation to purchase Shares pursuant to the Offer; provided that, unless previously approved by the Company, we may not (i) waive the Minimum Condition, (ii) decrease the price per Share payable in the Offer or the number of Shares to be purchased in the Offer, (iii) change the form of consideration to be paid in the Offer, (iv) impose conditions to the Offer in addition to the conditions described in "The Offer-Section 15-Certain Conditions to the Offer", or (v) amend any other condition of the Offer in a manner adverse to the holders of Shares.

  We may, without the consent of the Company, (i) extend (and re-extend) the Offer until November 30, 2000, if any of the conditions to the Offer have not been satisfied or waived, (ii) extend (and re-extend) the Offer until December 31, 2000, if (A) the HSR Condition has not been satisfied or (B) we are required to extend the Offer by any Securities and Exchange Commission ("SEC") rule or regulation, and (iii) extend the Offer for up to 10 days, if, immediately before the expiration of the offer, more than the minimum number of shares required as a condition to the offer but less than 90% of the total shares have been tendered. We may also elect, in our sole discretion, to provide a subsequent offering period (a "Subsequent Offering Period"), subject to the conditions set forth in Rule 14d-11 of the Exchange Act. See "The Offer--Section 14--Subsequent Offering Period."

  Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof. In the case of an extension, such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, as required by the public announcement provisions of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

  If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. If subject to the terms of the Merger Agreement, we change the price to be paid or the number of Shares to be purchased in the Offer, the Offer must remain open until the tenth business day from the date that notice of such change is first published, sent or given to stockholders. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination to stockholders.

  The Company has provided us with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase and the related Letter of Transmittal to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

  2. Acceptance for Payment and Payment. Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn as soon as practicable after the later of the Expiration Date and the satisfaction or waiver of the conditions set forth in "The Offer--Section 15--Certain Conditions to the Offer." In addition, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares in order to comply in whole or in part with any applicable law. For a description of our right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see "The Offer--Section 14--Extension of Tender Offer Period; Subsequent Offering Period; Termination; Amendment."

  For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary. We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in "The Offer--Section 3--Procedure for Tendering Shares")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment. For a description of the procedure for tendering Shares pursuant to the Offer, see "The Offer--Section 3--Procedure for Tendering Shares."

  If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.

  We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, as promptly as practicable following the expiration or termination of the Offer.

  3. Procedure for Tendering Shares. To tender Shares pursuant to the Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (A) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal and (B) certificates for the Shares to be tendered or delivery of such Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent's Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or
(ii) the guaranteed delivery procedure described below must be complied with.

  Book Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

  Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) (each an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if
(i) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

    (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or, in the case of a book-entry transfer, an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq Stock Market's National Market ("Nasdaq National Market") trading days after the date of execution of the Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

  The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured.

  Taxation. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. In order to avoid such backup withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to back-up withholding, you must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payment.

  Proxy. By executing a Letter of Transmittal, you irrevocably appoint our designees as your proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after October 4, 2000). All such proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

  The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

  We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

  4. Withdrawal Rights. You may withdraw tenders of Shares made pursuant to the Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after December 9, 2000, unless such Shares are accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

  To withdraw tendered Shares, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in "The Offer--
Section 3--Procedure for Tendering Shares" at any time prior to the Expiration Date.

  If we include a Subsequent Offering Period (as described in more detail in "The Offer--Section 14 --Extension of Tender Offer Period; Subsequent Offering Period; Termination; Amendment") following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period or to Shares previously tendered in the Offer and accepted for payment.

  We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

  5. Certain Tax Considerations. Your sale of Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state and local and other tax laws.

  In general, if you tender Shares pursuant to the Offer, you will recognize gain or loss equal to the difference between the tax basis of your Shares and the amount of cash received in exchange therefor. Such gain or loss will be capital gain or loss if you hold the Shares as capital assets and will be long-term gain or loss if your holding period for the Shares is more than one year as of the date of the sale of such Shares.

  The foregoing discussion may not apply to you if you acquired your Shares pursuant to the exercise of stock options or other compensation arrangements with the Company or if you are not a citizen or resident of the United States or are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended.

  The federal income tax discussion set forth above is included for general information only and is based upon present law. Due to the individual nature of tax consequences, you are urged to consult your tax advisors as to the specific tax consequences to you of the Offer, including the effects of applicable state, local or other tax laws.

  6. Price Range of Shares; Dividends. The Shares are listed and principally traded on the Nasdaq National Market under the symbol "HELO." The following table sets forth for the periods indicated the high and low closing sale prices per Share on the Nasdaq National Market and the cash dividends paid per Share, as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the "Company 10-K") with respect to the years 1998 and 1999, and thereafter as provided by the Company:

                                                                    High   Low
                                                                   ------ -----
   1998
    First Quarter................................................. $ 9.25 $6.06
    Second Quarter................................................  12.06  5.63
    Third Quarter.................................................   9.25  4.56
    Fourth Quarter................................................  10.06  4.25
   1999
    First Quarter................................................. $15.31 $7.75
    Second Quarter................................................  11.69  7.88
    Third Quarter.................................................  10.31  7.56
    Fourth Quarter................................................  15.50  7.88
   2000
    First Quarter.................................................  16.50 12.13
    Second Quarter................................................  13.88 10.25
    Third Quarter.................................................  12.00  9.88
    Fourth Quarter (through October 10, 2000).....................  16.09 10.88

  The Company did not pay dividends during the periods listed in the table above.

  On October 4, 2000, the last full trading day prior to the announcement of the Offer and the possible subsequent merger, the reported closing sales price per Share on the Nasdaq National Market was $11.625.

  On October 10, 2000, the last full trading day before the date of this Offer to Purchase, the reported closing sales price per Share on the Nasdaq National Market was $16.063.

  7. Certain Information Concerning the Company. The Company is a Delaware corporation incorporated in 1987, with principal executive offices at 5893 Rue Ferrari, San Jose, California 95138. The telephone number of the Company's principal executive offices is (408) 972-1990.

  According to the Company 10-K, the Company is principally engaged in the development and direct marketing of desktop telephony products and equipment interface solutions to business end users.

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, Suite 1400, 500 W. Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or free of charge at the Web site maintained by the SEC at http://www.sec.gov. Such material should also be available for inspection at the library of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  Certain Projections. The Company does not, as a matter of course, make public any projections or other forecasts as to its future financial performance. However, in connection with Great Nordic's review of the transactions contemplated by the Merger Agreement, the Company provided Great Nordic with certain projected financial information concerning the Company. Such information included, among other things, the Company's projections of net sales, gross profit, operating income, net income, earnings per share and earnings before interest, taxation, depreciation and amortization ("EBITDA") for the Company for the years 2000 through 2004. Set forth below is a summary of such projections. These projections should be read together with the financial statements of the Company that can be obtained from the SEC as described above.

                                               Year Ended December 31,
                                     -------------------------------------------
                                      2000E   2001P    2002P    2003P    2004P
                                     ------- -------- -------- -------- --------
                                        (in thousands, except per share data)
Net Sales........................... $98,053 $139,149 $205,161 $273,878 $363,312
Gross Profit........................ $52,136 $ 72,717 $108,495 $141,993 $182,762
Operating Income.................... $ 8,346 $ 12,712 $ 33,372 $ 47,220 $ 60,763
Net Income.......................... $ 5,420 $  7,867 $ 20,623 $ 29,292 $ 37,958
Diluted EPS......................... $  0.97 $   1.33 $   3.27 $   4.28 $   5.13
EBITDA.............................. $12,077 $ 18,048 $ 38,833 $ 53,218 $ 67,643

  It is the understanding of Great Nordic and Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to Great Nordic and Purchaser in connection with their evaluation of a business combination transaction. The Company has advised Great Nordic and Purchaser that its internal financial forecasts (upon which the projections provided to Great Nordic and Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Great Nordic and Purchaser), all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by Great Nordic or Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate or that any of the projections will be realized. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. Certain matters discussed herein, including, but not limited to, the projections, contain forward-looking statements that involve risks and uncertainties. All projections and forward-looking statements are expressly qualified in their entirety by the cautionary statements contained in the Company 10-K.

  The inclusion of the projections herein should not be regarded as an indication that any of Great Nordic, Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. Our independent accountants have not examined, compiled, or otherwise applied procedures to the financial forecast presented herein and, accordingly, express no opinion or any other form of assurance on it. None of Great Nordic, Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

  8. Certain Information Concerning Purchaser and Great Nordic. We are a Delaware corporation incorporated on September 21, 2000, with principal executive offices at c/o GN Netcom, Inc., 77 Northeastern

Boulevard, Nashua, New Hampshire, 03062. The telephone number of our principal executive offices is (603) 598-1100. To date, we have engaged in no activities other than those incident to our formation and the commencement of the Offer. We are an indirect wholly owned subsidiary of Great Nordic.

  Great Nordic is a Danish corporation with principal executive offices at Kongens Nytorv 26, DK -1016 Copenhagen K, Denmark. The telephone number of Great Nordic's principal executive offices is (011) 45-72-11-1888. Great Nordic is a diversified enterprise principally engaged in international telecommunications activities.

  The name, business address, principal occupation or employment, five year employment history and citizenship of each director and executive officer of Great Nordic and Purchaser and certain other information are set forth on
Schedule I hereto.

  Neither Great Nordic nor Purchaser is subject to the informational requirements of the Exchange Act and in accordance therewith neither company files periodic reports, proxy statements or other information with the Commission relating to its business, financial condition or other matters. The common shares of Great Nordic trade on the Copenhagen Stock Exchange and The London Stock Exchange.

  Because the only consideration in the Offer and Merger is cash, and in view of the relatively small amount of consideration payable in relation to the financial capability of Great Nordic and its affiliates, we believe the financial condition of Great Nordic, Purchaser and their affiliates is not material to your decision whether to tender Shares pursuant to the Offer or hold Shares.

  Comprehensive financial information relating to Great Nordic is included in Great Nordic's Annual Report for the year ended 1999 (the "Annual Report") and in Great Nordic's Financial Statements for the first half of 2000 (the "Interim Report"). The Annual Report and the Interim Report may be obtained from Great Nordic at the address listed above.

  As of October 4, 2000, GN Netcom, Inc., an indirect wholly owned Subsidiary of Great Nordic, beneficially owned 100 Shares.

  Except as described in this Offer to Purchase, (i) none of Great Nordic, Purchaser or, to the best knowledge of Great Nordic and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Great Nordic, Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Great Nordic, Purchaser or, to the best knowledge of Great Nordic and Purchaser, any of the persons or entities referred to above or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

  Except as described in this Offer to Purchase, none of Great Nordic, Purchaser or, to the best knowledge of Great Nordic and Purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees of profits, guarantees against loss, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Great Nordic, Purchaser or, to the best knowledge of Great Nordic and Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors, or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Great Nordic, Purchaser or any of their subsidiaries or, to the best knowledge of Great Nordic and Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

  9. Source and Amount of Funds. We will need approximately $97 million to purchase all Shares pursuant to the Offer and to pay related fees and expenses. We will obtain such funds through an indirect capital contribution from Great Nordic. Great Nordic will obtain such funds from general corporate funds.

  10. Background of the Offer. As part of its strategy, Great Nordic continually maintains a variety of contacts with companies or businesses that are potential candidates for strategic collaborations or strategic combinations. Great Nordic, together with GN Netcom A/S and GN Netcom, Inc. (each, a direct or indirect wholly owned subsidiary of Great Nordic, and collectively, "GN Netcom"), and the Company have had business contacts for several years.

  In October, 1998, P. Michael Fairweather, President and Chief Executive Officer of GN Netcom, Inc., met with E. Alexander Glover, President, Chief Executive Officer and Director of the Company and Raymond E. Nystrom, Vice President of Operations, Chief Financial Officer and Secretary of the Company to discuss business opportunities. The parties discussed various alternatives, but no actions were pursued at that time.

  On February 18, 1999, Michael Fairweather and Christian F. Tillisch, then Chief Executive Officer of GN Netcom A/S, met with Alexander Glover and other members of the Company's management team at the Company's San Jose, California headquarters to explore the possibilities of a collaboration or a strategic transaction. The parties discussed various alternatives, but no actions were pursued at that time.

  At its meeting on July 16, 1999, the Company's Board of Directors reviewed and discussed the Company's strategic plan. The Board discussed the current and future state of the Company's business, the Company's strategic position, near and long-term prospects and the possibility that the Company should conduct a systematic review of its strategic alternatives, including alternatives to proceeding as an independent company, to increase stockholder value.

  In August, 1999, senior management of the Company met with representatives of several financial advisors. At its meeting on September 7, 1999, the Board of Directors of the Company selected a financial advisor to render assistance with respect to the consideration and implementation of strategic alternatives for the Company.

  At the Board's direction, Company management reviewed a list that had been developed to identify leading candidates to enter into a strategic transaction with the Company. The Company's financial advisor contacted, on a confidential basis, 23 parties who were considered to be the most eligible candidates. Of these initial contacts, nine, including Great Nordic, entered into non-disclosure agreements with the Company.

  At the Board's direction, the Company, with the assistance of its financial advisor, provided to each of these nine parties certain financial and other information regarding the Company. By November 30, 1999, four of these parties, including Great Nordic, had submitted initial, non-binding indications of interest in a potential business combination with the Company. Great Nordic submitted a preliminary, non-binding indication of interest regarding a possible acquisition of the Company, subject, among other things, to completion of due diligence and the negotiation of definitive agreements.

  During the period from November 30, 1999 to January 20, 2000, various representatives of these four parties met with representatives of the Company and conducted due diligence. On December 17, 1999, Great Nordic submitted a revised, non-binding indication of interest proposing a transaction under which Great Nordic would acquire only certain lines of the Company's business, while certain rights to remaining lines of business and technology would be retained for the benefit of the Company's stockholders or sold to a third party.

  During this time, the Board of Directors of the Company reviewed progress at its meetings on October 13, 1999, December 9, 1999 and January 12, 2000. On January 20, 2000, the Board held a meeting attended by senior management of the Company and representatives from the Company's financial advisor. At this meeting, the Board discussed the revised indications of interest from Great Nordic and from two of the other three parties who had previously indicated interest. One party declined to submit a revised indication of interest. The Board determined to reject each of these proposals, but instructed management to continue to negotiate with each of the parties.

  On January 24, 2000, the Company informed representatives of Great Nordic that it did not intend to pursue Great Nordic's proposals at that time. Following this Board meeting, the party who had previously declined to submit a revised indication of interest delivered such a revised proposal to the Company and engaged in further due diligence review. This party subsequently withdrew its proposal, as did one of the other parties.

  Because representatives of the Company were unable to resolve issues in respect of the one remaining indication of interest and in the absence of a competing offer, the Board agreed to discontinue discussions with third parties regarding a possible transaction. On March 14, 2000, the Company's engagement agreement with its financial advisor expired in accordance with its terms.

  At the direction of the Board of Directors, the Company's management retained a new financial advisor, William Blair & Company, L.L.C. ("Blair"), on April 12, 2000 and authorized Blair to make initial contact, on a confidential basis, with certain parties viewed by Blair as potential candidates for a possible transaction with the Company. During the next three months, Blair contacted 77 parties. The Company, with Blair's assistance, prepared confidential financial and other information for distribution to those who had indicated interest in a possible transaction. Between May 23, 2000 and June 14, 2000, members of senior management and representatives of Blair met with three parties who indicated such an interest. In addition, Blair met independently with two other parties.

  On July 20, 2000, the Board held a meeting attended by senior management of the Company and representatives of Blair. Blair reported to the Board that it had received four initial non-binding indications of interest. Blair indicated that five additional parties had been slow in responding and that Blair expected to hear from them by the end of July. As these parties met with certain members of senior management and engaged in their respective due diligence reviews, the Board instructed Blair to contact several of the parties previously engaged in discussions with the Company regarding a possible transaction to renew their interest in the process, if possible.

  During this period, on August 8, 2000, Michael Fairweather contacted Alexander Glover to discuss the status of the process described above. Mr. Glover informed Mr. Fairweather that the Company had engaged a new financial advisor, Blair, and invited Great Nordic to participate in a new round of discussions concerning a possible transaction with the Company. On August 10, 2000, Great Nordic signed a letter agreement with Blair, extending the term of the earlier non-disclosure agreement by 10 months. On August 15, 2000, Blair, on behalf of the Company, furnished the financial and other information to Great Nordic, together with a draft agreement and plan of merger.

  By the close of business on September 18, 2000, Blair had been informed that three of these parties would not be submitting proposals and had received two non-binding indications of interest, one of which was from Great Nordic.

  One third party submitted a non-binding indication of interest to acquire the stock of the Company in a stock-for-stock exchange, at a stated value of $17.00 per share, based on the current value of such third party's stock. This third party's proposal was subject to a number of conditions, including, among other things, (i) the satisfactory completion of due diligence, (ii) the approval of the respective boards of directors, (iii) the negotiation and execution of a binding merger agreement in late October, and (iv) qualification of the transaction for "pooling of interests" accounting treatment. Such proposal also was subject to potential adjustments to the proposed purchase price, based on the trading range of such third party's stock and the Company's aggregate fees and expenses incurred in connection with the transaction.

  On September 18, 2000, Great Nordic submitted a non-binding proposal to acquire all outstanding common stock of the Company for an aggregate price of $95 million, less net long-term indebtedness. Great Nordic's September 18, 2000 proposal was subject to various conditions, including the satisfactory completion of due diligence, the approval of the respective Boards of Directors of Great Nordic and the Company, and negotiation and execution of a binding merger agreement.

  On September 19 and 20, 2000, representatives of GN Netcom, counsel to Great Nordic and GN Netcom, and Great Nordic's tax advisors conducted further due diligence and began discussing the principal terms of a proposed definitive merger agreement.

  On September 20, 2000, the Board of Directors of the Company held a special meeting, attended by representatives of Blair and outside counsel to the Company, for the purpose of evaluating the offers received. The Board considered the proposals and reviewed the proposed terms and conditions set forth in draft agreements previously submitted to the Company. The Board instructed management to continue discussions and negotiations with each of the parties. Blair informed both companies of the Board's decision.

  During the period from September 21, 2000 to September 30, 2000, representatives of Blair, the Company, Great Nordic and GN Netcom spoke several times regarding Great Nordic's proposal. During this period, such representatives continued to negotiate and revise draft agreements and the terms of the transaction, including negotiation of the terms of a proposed stock option agreement. On September 29, 2000, in response to the Company's requests to submit a final revised proposal, Great Nordic submitted a revised offer to purchase all outstanding shares of the Company's capital stock for $16.40 per share in cash, subject to the same conditions as the September 18, 2000 offer (other than completion of legal and business due diligence). Great Nordic also submitted a revised draft agreement reflecting the parties' negotiations.

  On September 29, also in response to the Company's requests to submit a revised proposal, the other party again proposed a stock-for-stock transaction at a stated value of $17.00 per share, subject to the same conditions as the September 18, 2000 proposal.

  At a meeting held on September 30, 2000, the Board of Directors of the Company, after considering, among other things, the alternative transaction structures available, and consultation with Blair and outside counsel, confirmed its preference for an all cash deal. Negotiations between the Company and Great Nordic continued through October 3, 2000, culminating in the Company and Great Nordic agreeing upon a form of definitive agreement to be presented for review by the Company's Board of Directors at a meeting scheduled for October 3, 2000.

  On October 3, 2000, the Company's Board of Directors convened to consider the terms of the proposed transaction. Blair made a presentation to the Board of Directors and delivered its oral opinion, as of such date, as to the fairness of the $16.40 cash consideration to be paid in the Offer and the Merger to the holders of the shares. The Board of Directors then analyzed and discussed the Offer, the Merger Agreement and the Merger. The Board of Directors unanimously (i) determined that each of the Offer, the Merger and the Merger Agreement is fair to, and in the best interests of, the Company and its stockholders, (ii) approved the Offer, the Merger and the Merger Agreement and (iii) resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger. (if such approval is required by applicable law).

  On October 4, 2000, the Board of Directors of Great Nordic met and approved the Offer, the Merger Agreement and the Merger. Thereafter, representatives of the Company, Great Nordic and Purchaser executed the Merger Agreement and the Stock Option Agreement.

  11. Purpose of the Offer; Plans for the Company; The Merger Agreement; The Stock Option Agreement; The Non-Disclosure Agreement.

  Purpose of the Offer. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. We currently intend as soon as practicable after consummation of the Offer to consummate the merger.

  The Board of Directors of the Company has unanimously recommended that you tender your Shares pursuant to the Offer. The Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

  Stockholder Approval. Delaware Law requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the affirmative vote of holders of at least a majority of the Company's outstanding Shares (including any Shares beneficially owned by Great Nordic and Purchaser). If we acquire, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition is satisfied and Purchaser accepts for payment Shares tendered pursuant to the Offer), we would have sufficient voting power to effect the Merger at the Company's next stockholder meeting, without the vote of any other stockholder of the Company. If, however, we acquire 90% or more of the outstanding Shares pursuant to the Offer, we will have the votes necessary under Delaware Law to approve the Merger without a stockholders meeting and without prior notice to, or the vote of, or any action by, any other stockholders of the Company. Therefore, if 90% or more of the outstanding Shares are acquired pursuant to the Offer or otherwise, we will be able to, and intend to, effect the Merger without a stockholders meeting.

  Appraisal Rights. You do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise under Delaware Law, complies with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of his Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or similar business combination) and to receive payment of such fair value in cash, together with a fair rate of interest, if any, for his Shares (all such Shares collectively, the "Dissenting Shares"). Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

  If any holder of Shares who demands appraisal under Section 262 of the Delaware Law fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the Delaware Law, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivering to us a written withdrawal of his demand for appraisal and acceptance of the Merger.

  The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware Law and is qualified in its entirety by reference to Delaware Law.

  Failure to follow the steps required by Section 262 of the Delaware Law for perfecting appraisal rights may result in the loss of such rights.

  Plans for the Company. If we purchase shares pursuant to the Offer, the Merger Agreement provides that we will be entitled to designate representatives to serve on the Company's Board of Directors in proportion to our ownership of shares following such purchase. See this Section 11 under "The Merger Agreement--Directors." We expect that such representation would permit us to exert substantial influence over the Company's conduct of its business and operations. Following the Merger, the directors of Purchaser will be the directors of the Company.

  In connection with its consideration of the Offer, we have made a preliminary review, and will continue to review, on the basis of available information, various possible business strategies that we might consider in the event that we acquire control of the Company. Such strategies may include, among other things, the integration of certain assets or lines of business of the Company with those of Great Nordic. If we acquire Shares pursuant to the Offer, and depending on the number of Shares so acquired, we intend to conduct a detailed review of the Company and its assets, businesses, operations, properties, policies, corporate structure, capitalization and the responsibilities and qualifications of the Company's management and personnel and consider what, if any, changes we deem advisable in light of the circumstances which then exist.

  Except as otherwise described in this Offer to Purchase and except for transactions contemplated by the Merger Agreement, we have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Company's Board of Directors or management, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

The Merger Agreement

  The following is a summary of certain provisions of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO filed by Great Nordic and Purchaser pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act with the SEC in connection with the Offer (together with any amendments, supplements, schedules, annexes and exhibits thereto, the "Schedule TO"). The summary is qualified in its entirety by reference to the Merger Agreement.

  The Offer. The Merger Agreement provides for the making of the Offer. Our obligation to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in "The Offer--Section 15--Certain Conditions of the Offer." We have agreed that, without the prior written consent of the Company, no change in the Offer may be made which amends or waives the Minimum Condition, changes the form of consideration to be paid, decreases the price per Share or the number of Shares sought in the Offer, imposes conditions to the Offer in addition to those described in "The Offer--
Section 15--Certain Conditions of the Offer," or amends any other condition of the Offer in any manner adverse to the holders of Shares.

  The Merger Agreement provides that, notwithstanding the foregoing, without the consent of the Company, we will have the right to extend the Offer from time to time if, at the scheduled or extended Expiration Date, all conditions to the Offer shall not have been satisfied or waived, provided that no such extension will extend the Offer beyond November 30, 2000 unless (i) any applicable waiting period under the HSR Act or any foreign antitrust, investment or competition law or regulation has not expired or terminated, or
(ii) such extension is required by any rule, regulation, interpretation or position of the SEC applicable to the Offer, in which case no such extension will extend the Offer beyond December 31, 2000. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company. If, immediately prior to the scheduled or extended Expiration Date, the Shares tendered and not withdrawn constitute more than the Minimum Condition but less than 90% of the outstanding Shares, we may extend the Offer for a period not to exceed ten business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date. Following expiration of the Offer, we may, in our sole discretion, provide a subsequent offering period (a "Subsequent Offering Period") in accordance with Rule 14d-11 under the Exchange Act.

  Company Action. The Merger Agreement states that the Board of Directors of the Company has (i) unanimously determined that each of the Merger Agreement, the Offer and the Merger is fair to and in the best interests of the Company's stockholders, (ii) unanimously approved and taken all corporate action required to be taken by the Board of Directors to authorize the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger by the Company's stockholders and adopt this Agreement and the Merger. This recommendation of the Board of Directors may be withdrawn, modified or amended only to the extent the Board shall have determined in good faith, on the basis of advice of its outside counsel, that, consistent with its fiduciary duties under applicable law, it must take such action.

  Directors. The Merger Agreement provides that effective upon purchase pursuant to the Offer of at least a majority of the outstanding Shares (on a fully-diluted basis), Great Nordic may designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this paragraph) and (ii) the percentage that the number of Shares beneficially owned by Great Nordic, Purchaser and their affiliates bears to the total number of Shares outstanding, and the Company shall, at the Great Nordic's request, use its reasonable best efforts to cause Great Nordic's designees to be elected or appointed to the Board of Directors by either increasing the number of directors, securing the resignations of its incumbent directors, or both. At such time, the Company shall, at the Great Nordic's request, cause individual directors designated by Great Nordic to constitute the number of members, rounded up to the next whole number, on (x) each committee of the Board and (y) each Board of Directors of each subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company. Notwithstanding the foregoing, the Company has agreed to use its reasonable best efforts to ensure that at least three members of the Board of Directors as of the date of the Merger Agreement (the "Independent Directors") (or, in the event of death or disability of any Independent Director(s), designee(s) of the remaining Independent Director(s)) shall remain members of the Board of Directors until the Effective Time.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, at the time at which the Company and Purchaser file a Certificate of Merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware law in connection with the Merger, Purchaser will be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Purchaser shall cease and the Company shall be the surviving corporation (the "Surviving Corporation"). The Merger shall become effective at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such other time as is specified in the Certificate of Merger (the "Effective Time").

  Surviving Corporation. The Merger Agreement provides that, at the Effective Time, the articles of incorporation and bylaws of Purchaser will be the articles of incorporation and bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation. The Merger Agreement also provides that the directors of Purchaser at the Effective Time will be the directors of the Surviving Corporation and the officers of the Company at the Effective Time will be the officers of the Surviving Corporation.

  Conversion of Shares. The Merger Agreement provides that at the Effective Time, (a) each outstanding share of Purchaser common stock will be converted into and become one share of common stock of the Surviving Corporation; (b) all Shares that are owned by the Company as treasury stock and any Shares owned by Great Nordic, Purchaser or any other wholly owned subsidiary of Great Nordic will be cancelled and no consideration will be delivered in exchange therefor; and (c) each issued and outstanding Share (other than those to be cancelled in accordance with the preceding clause and other than Shares held by any holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with
Section 262 of the Delaware Law) will be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest.

  Stock Options. The Merger Agreement provides that effective as of the Effective Time, each outstanding warrant and stock option issued by the Company to purchase Shares, whether or not vested or exercisable, will be canceled, and Great Nordic will pay each holder of any such warrant or option (each such warrant or option, an "Option") at or promptly after the Effective Time for each such Option surrendered an amount in cash determined by multiplying (i) the excess, if any, of the Offer Price per Share over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Time.

  Company Option Plans. The Merger Agreement provides that after the Effective Time, the Option Plans will terminate. The Company will take all action necessary to ensure that, after the Effective Time, no person will have any right under the Option Plans or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any subsidiary thereof.

  Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties, including representations by the Company as to the absence of certain changes or events concerning its respective business, compliance with law, litigation, employee benefit plans, taxes and other matters.

  Interim Agreements of Great Nordic, Purchaser and the Company. Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, the Company and each of its subsidiaries will conduct their business in the ordinary course consistent with past practice and will not (except as otherwise provided in the Merger Agreement or with Great Nordic's consent,)
(a) (i) amend its certificate of incorporation or by-laws; (ii) declare, set aside or pay any dividend or other distribution payable with respect to its capital stock; (iii) issue, sell, transfer, pledge or encumber any shares of or securities convertible into or options to acquire any shares of, capital stock of any class or voting debt of the Company or any of its subsidiaries, or any "phantom" stock or similar rights, other than shares of Company common stock reserved for issuance pursuant to the exercise of Options outstanding on the date of the Merger Agreement; (iv) split, combine or reclassify the outstanding capital stock of the Company or any of its subsidiaries; (v) except in the ordinary course of business consistent with past practice, take or omit to take any action with respect to any tax matters which would materially increase the tax liability or materially reduce any tax asset of the Company or any of its subsidiaries; or (vi) redeem or purchase any of its capital stock or security which consists of a right to acquire such shares;
(b) transfer or encumber any assets other than in the ordinary course of business consistent with past practice; (c) acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, any business outside of the ordinary course of business consistent with past practice; (d) increase the compensation payable by the Company to any of its executive officers, or, except for increases in the ordinary course of business consistent with past practice, increase the compensation payable to employees of the Company or employees or executive officers of the Company's subsidiaries, or enter into any employment or severance agreement with any officer, director or employee of the Company or any of its subsidiaries; (e) enter into any material new contract with a term in excess of twelve months other than those terminable upon no more than 90 days notice without penalty, or modify, terminate, renew or fail to use reasonable business efforts to renew any material agreement (including any material lease) to which the Company or any of its subsidiaries is a party; (f) change any of the accounting principles by it except as required by law, rule, regulation or GAAP; (g) adopt a plan of complete or partial liquidation, merger (other than the Merger), consolidation, or any other reorganization of the Company; (h) take any action that would materially impair the ability of the Company, Great Nordic or Purchaser to consummate the Offer or the Merger; or (i) agree or commit to do any of the foregoing.

  Other Agreements of Great Nordic, Purchaser and the Company. In the Merger Agreement, the Company has agreed that the Company and its subsidiaries and affiliates shall not, and the Company shall use its reasonable best efforts to cause its and each of its subsidiaries' officers, directors, employees, investment bankers, attorneys, accountants, or other representatives, not to, directly or indirectly, (i) solicit, initiate or encourage discussions or negotiations with respect to, (ii) participate in any discussions or negotiations regarding or furnish to any person any information with respect to, or (iii) enter into any agreement with any person or entity (other than Great Nordic, any of its affiliates or representatives), in each case concerning any merger, tender offer, sale of all or substantially all of its business, assets or capital stock or similar transactions involving the Company (each, an "Acquisition Proposal").

  Notwithstanding the foregoing, prior to the first acceptance of Shares for payment pursuant to the Offer, the Company may, to the extent required by the fiduciary obligations of the Board of Directors of the Company as determined by the Board in good faith after consultation with outside counsel, provide access and furnish information concerning its business to any entity pursuant to customary confidentiality agreements and may negotiate with such entity if
(x) such entity has submitted to the Board of Directors of the Company an unsolicited bona fide written proposal providing for the acquisition for cash and/or publicly traded securities of all the outstanding Shares, and (y) the Board of Directors of the Company determines in good faith, after consultation with outside counsel and Blair, that such proposal is financially superior to the Offer and the Merger, taking into account all the terms and conditions of such proposal and of the Merger Agreement (including any proposal by Great Nordic to amend the terms of the Offer and the Merger) and is reasonably capable of being completed, taking into account all financial, legal and other aspects of such proposal. A proposal meeting all of the criteria in the preceding sentence is referred to as a "Superior Proposal."

  The Company agrees to notify the Great Nordic promptly of (i) the identity of any party or parties making an Acquisition Proposal, (ii) all material terms and conditions of any Acquisition Proposal, (iii) any inquiry with respect to any Acquisition Proposal and (iv) any changes to the material terms of any Acquisition Proposal over time, and will otherwise keep Great Nordic apprised of material developments with respect to any Acquisition Proposal. It also agrees that it will promptly provide to Great Nordic any non-public information concerning the Company provided to any other party which was not previously provided to Great Nordic. In the event that prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith after consultation with outside counsel that such action is required for the Board of Directors of the Company to comply with its fiduciary duties under applicable law, the Board of Directors of the Company may withdraw or modify its approval or recommendation of the Offer, the Merger and the Merger Agreement, approve or recommend a Superior Proposal and enter into an agreement with respect to a Superior Proposal (a "Subsequent Determination"), provided that if, within four business days following Great Nordic's receipt of written notice from the Company advising Great Nordic that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal, and stating that it intends to make a Subsequent Determination, Great Nordic makes an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as such Superior Proposal, then during such four business day period the Company, Great Nordic and Purchaser shall cause their respective legal advisors to negotiate in good faith with the intent of making such adjustments in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms.

  For six years after the Effective Time, the Surviving Corporation will indemnify and hold harmless the present and former officers and directors of the Company against all liabilities and losses in connection with any action or proceeding arising out of the fact that such person is or was a director or officer of the Company or in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law. For six years after the Effective Time, Great Nordic will cause the Surviving Corporation to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement. Great Nordic will not be obligated to pay premiums in excess of 150% of the amount per annum paid by the Company as of the date of the Merger Agreement.

  The Merger Agreement provides that the parties will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement.

  Conditions to the Merger. The obligations of each of Great Nordic, Purchaser and the Company to consummate the Merger are subject to the satisfaction of certain conditions, including: (a) if required by the applicable law, the Merger Agreement shall have been approved and adopted by the stockholders of the Company; (b) no statute, rule, order, regulation, ruling or injunction of any U.S. or foreign Government Entity (defined below) shall prohibit the consummation of the Merger or otherwise materially restrict ownership or operation of the business of the Surviving Corporation, and all foreign or domestic consents and approvals required for consummation of the Merger and the other transactions contemplated by the Merger Agreement shall have been obtained; and (c) Purchaser shall have purchased Shares pursuant to the Offer.

  Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of the Company):

    (a) by mutual consent of the Board of Directors of the Company and the Board of Directors of Great Nordic;

    (b) by either the Board of Directors of the Company or the Board of Directors of Great Nordic, if (i) the Offer has not been consummated on or before December 31, 2000; provided that the right to terminate the Merger Agreement pursuant to this clause shall not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Offer to be consummated by such time; (ii) if any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (each, a "Governmental Entity") has issued an order or ruling or taken any other action permanently enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, ruling or action has become final and non-appealable; or (iii) if, as a result of any failure of any of the conditions to the Offer set forth in Annex A to the Merger Agreement, the Offer has terminated or expired in accordance with its terms without Purchaser having accepted for payment any Shares of Company common stock pursuant to the Offer.

    (c) by the Board of Directors of Great Nordic, (i) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A to the Merger Agreement as of the expected initial scheduled expiration date of the Offer, Great Nordic, Purchaser or any of their affiliates have failed to commence the Offer on or prior to ten business days following the date of the initial public announcement of the Offer; (ii) if prior to the purchase of Shares of Company common stock pursuant to the Offer, the Board of Directors of the Company has withdrawn, modified or changed, or publicly proposes to withdraw, modify or change, in a manner adverse to Great Nordic or Purchaser, its approval or recommendation of the Offer, the Merger Agreement or the Merger and has recommended or publicly proposes to recommend an Acquisition Proposal, or has executed an agreement in principle or definitive agreement providing for a tender offer or exchange offer for any shares of capital stock of the Company, or a merger, consolidation or other business combination with a person or entity other than Great Nordic, Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing), provided that Great Nordic may not terminate the Merger Agreement pursuant to this clause if Great Nordic or Purchaser is in material breach of the Merger Agreement; or
  (iii) if prior to the purchase of Shares pursuant to the Offer, the Company has breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which (x) would give rise to the failure of a condition set forth in paragraph (d) or (e) of Annex A to the Merger Agreement and (y) cannot be or has not been cured within thirty days after the giving of written notice to the Company.

    (d) by the Board of Directors of the Company, (i) if prior to the purchase of any Shares pursuant to the Offer, and subject to compliance with certain provisions of the Merger Agreement, the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Great Nordic its approval or recommendation of the Offer, the Merger Agreement or the Merger in order to approve and permit the Company to execute an agreement with respect to a Superior Proposal, provided that the Company may not terminate the Merger Agreement pursuant to this clause if the Company is in material breach of the Merger Agreement; (ii) if, prior to the purchase of Shares pursuant to the Offer, Great Nordic or Purchaser breaches or fails in any material respect to perform any of its material covenants and agreements or materially breaches its representations or warranties, which breach cannot be or has not been cured within thirty days (the "Cure Period") after notice by the Company to Great Nordic or Purchaser; (iii) if Great Nordic or Purchaser fails to commence the Offer on or prior to ten business days following the date of the Merger Agreement; or if Great Nordic or Purchaser have terminated the Offer; or the Offer has expired without Great Nordic or Purchaser purchasing any Shares pursuant thereto, provided that the Company may not terminate the Merger Agreement pursuant to this clause if the Company is in material breach of the Merger Agreement.

  Termination Fee. If (w) the Board of Directors of the Company terminates the Merger Agreement pursuant to clause (d)(i) of the preceding summary Section (provided that the termination of the Merger Agreement pursuant to that clause will not be a Trigger Event (as defined below) if (I) following a material breach of this Agreement by Great Nordic or Purchaser, the Company has notified Great Nordic of such breach and (II) after the Cure Period, the Board of Directors of the Company terminates the Merger Agreement pursuant to clause (d)(i) of the preceding summary section); (x) the Board of Directors of Great Nordic terminates the Merger Agreement pursuant to clause (c)(ii) of the preceding summary section; (y)(I) the Board of Directors of the Company terminates the Merger Agreement pursuant to clause (b)(i) or clause (d)(iii) of the preceding summary Section and prior thereto there has been publicly announced and not withdrawn another Acquisition

Proposal or (II) the Board of Directors of Great Nordic terminates the Merger Agreement pursuant to clause (b)(i) or clause (c)(iii) of the preceding summary Section due to a failure to satisfy the Minimum Condition or conditions set forth in paragraphs (h) or (i) of Annex A to the Merger Agreement and such failure is attributable to there having been publicly announced and not withdrawn another Acquisition Proposal, or (z) after the Cure Period, the Board of Directors of Great Nordic, due to a material breach by the Company of any covenant or agreement contained in the Merger Agreement, terminate the Merger Agreement pursuant to clause (c)(i) or clause (c)(iii) of the preceding summary Section and, in the case of each of clause (x), (y) and
(z), within 180 days of such termination, the Company has entered into a definitive agreement with respect to an Acquisition Proposal (whether or not yet consummated) or an Acquisition Proposal has been otherwise consummated, then in any such case as described in clause (w), (x), (y) or (z) (each such case of termination being referred to as a "Trigger Event"), the Company must pay to Great Nordic (not later than four business days after such Trigger Event, or in the case of the circumstances described in clause (x), (y) or
(z), not later than simultaneously with the consummation of the Merger, business combination, tender offer, exchange offer, sale of all or substantially all of its business, assets or capital stock or similar transaction set forth in such Acquisition Proposal) an amount equal to $3,500,000, plus the reasonable out-of-pocket fees and expenses of Great Nordic and Purchaser directly related to the Merger Agreement and the transactions contemplated thereby, such amounts not to exceed, in the aggregate, $5,000,000.

  Expenses. Except as discussed above, the Merger Agreement provides that all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such costs and expenses.

  Amendments; No Waivers. The Merger Agreement may be amended in any and all respects by written agreement of the parties thereto or by action taken by their respective Boards of Directors at any time prior to the Closing Date, provided, however, that after the approval of the Merger Agreement by the stockholders of the Company, no such amendment may reduce or change the Merger Consideration or make changes to any of the terms or conditions of the Merger Agreement that would adversely affect the holders of any Shares of capital stock of the Company. Any provision of the Merger Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver.

The Stock Option Agreement

  The following is a summary of certain provisions of the Stock Option Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO. Under the Stock Option Agreement, the Company granted to Purchaser an irrevocable Top-Up Stock Option to purchase that number of Top-Up Option Shares equal to the number of Shares that, when added to the number of Shares owned by Purchaser, Great Nordic and their subsidiaries immediately following consummation of the Offer, will constitute 90% of the Shares then outstanding (assuming the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Offer Price. However, the Top-Up Stock Option will not be exercisable if the number of Shares subject thereto exceeds the number of authorized Shares available for issuance.

  Subject to the terms and conditions of the Stock Option Agreement, the Top-Up Stock Option may be exercised by Purchaser, at our election, in whole, but not in part, at any one time after the occurrence of a Top-Up Exercise Event (as defined below) and prior to the Top-Up Termination Date (as defined below). A "Top-Up Exercise Event" will occur for purposes of the Stock Option Agreement upon our acceptance for payment pursuant to the Offer of Shares constituting more than 75% but less than 90% of the Shares then outstanding on a fully diluted basis. Except as provided in the last sentence of this paragraph, the "Top-Up Termination Date" will occur for purposes of the Stock Option Agreement upon the earliest to occur of: (i) the Effective Time; (ii) the date which is 20 business days after the occurrence of a Top-Up Exercise Event; and (iii) the termination of the Merger Agreement. Notwithstanding the occurrence of the Top-Up Termination Date, we will be entitled to purchase the Top-Up Option Shares if it has exercised the Top-Up Stock Option in accordance with the terms of the Stock Option Agreement prior to such occurrence.

  The obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Stock Option is subject to the following conditions:
(a) any applicable waiting period under the HSR Act relating to the issuance of the Top-Up Option Shares will have expired or been terminated; and (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Stock Option or the delivery of the Top-Up Option Shares in respect of any such exercise.

  The Stock Option Agreement will terminate upon the earliest to occur of (i) the Effective Time, (ii) the date which is 20 business days after the occurrence of a Top-Up Exercise Event, and (iii) the termination of the Merger Agreement.

The Non-Disclosure Agreement

  The following is a summary of certain provisions of the October 27, 1999 Non-Disclosure Agreement, which was amended by a letter agreement dated August 10, 2000 between the Company's financial advisor on behalf of the Company and Great Nordic (collectively the "Non-Disclosure Agreement"). Copies of these agreements are filed as Exhibits (d)(3) and (d)(4) to Schedule TO.

  Under the Non-Disclosure Agreement, the Company agrees to furnish certain confidential information (the "Evaluation Material") concerning its business, operational and financial condition to Great Nordic and its representatives in connection with Great Nordic's evaluation of a possible transaction with the Company. Great Nordic agrees that it will use the Evaluation Material solely for the purpose of evaluating a possible transaction between itself and the Company, and that it, its representatives and anyone to whom it discloses the Evaluation Material as permitted pursuant to the terms of the Agreement will keep it confidential.

  The Company and Great Nordic agree that for a period of two years and ten months as of October 27, 1999, neither Great Nordic nor the Company nor any of their respective affiliates will solicit to employ any of the officers or employees of the other party, so long as they are employed by the other party, without obtaining the prior written consent of the other party.

  Great Nordic agrees that, without the prior written consent of the Board of Directors of the Company, for a period of 28 months as of October 27, 1999, neither Great Nordic nor any of its affiliates, acting alone or as a part of a group, will acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities (or direct or indirect rights or options to acquire any voting securities) of the Company or otherwise seek to influence or control the management or policy of the Company.

  12. Effect of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act. If the Merger is consummated, stockholders who have not tendered their Shares in the Offer will receive cash in an amount equal to the price per Share provided pursuant to the Offer. Therefore, if the Merger takes place, the only difference between tendering Shares in the Offer and not tendering Shares in the Offer is that tendering stockholders will be paid earlier. If, however, the Merger is not consummated, the purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer price.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in the Nasdaq National Market, the market for the Shares could be adversely affected. According to Nasdaq's published guidelines, the Shares would not meet the criteria for continued inclusion in the Nasdaq National Market if, among other things, the number of publicly-held Shares were less than 200,000, the aggregate market value of the publicly-held

Shares were less than $2,000,000 or there were less than two market makers for the Shares. According to the Company 10-K, there were approximately 72 holders of record of Shares as of March 17, 2000. If as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet these standards, quotations might continue to be published in the over-the-counter "additional list" or one of the "local lists" unless, as set forth in Nasdaq National Market's published guidelines, the number of publicly-held Shares (excluding Shares held by officers, directors and beneficial owners of more than 10% of the Shares) were less than 100,000, there were fewer than 300 holders in total, or there were not at least one market maker for the Shares. If the Shares are no longer eligible for Nasdaq National Market quotation, quotations might still be available from other sources.

  If the Nasdaq National Market were to delist the Shares (which we intend to cause the Company to seek if we acquire control of the Company and the Shares no longer meet the Nasdaq National Market listing requirements), it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with a stockholder's meeting and the related requirement of an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing or Nasdaq National Market reporting. We intend to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

  13. Dividends and Distributions. The Merger Agreement prohibits the Company from paying or declaring any dividends on the Shares and from changing the number of Shares outstanding as a result of any stock split, stock dividend, recapitalization or similar transaction without the prior written consent of Great Nordic.

  14. Extension of Tender Period; Subsequent Offering Period; Termination; Amendment. We may, without the consent of the Company, extend (and re-extend) the Offer on one or more occasions for such period (i) ending not later than November 30, 2000, as may be determined by us in our sole discretion, if at the then-scheduled expiration date of the Offer any of the conditions specified in "The Offer--Section 15--Certain Conditions to the Offer" are not satisfied or waived; (ii) ending not later than December 31, 2000, if (A) the HSR Condition has not been satisfied or (B) we are required to extend the Offer by any SEC rule or regulation and (iii) for up to 10 business days, if, immediately before the expiration of the offer, more than the minimum number of shares required as a condition to the offer but less than 90% of the total shares have been tendered.

  If with the consent of the Company we decrease the percentage of Shares being sought or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of such period of 10 business days. If we make a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. "Business day" means any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

  After the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived, but 100% of the Shares have not been tendered, we may, subject to certain conditions, include a subsequent offering period (a "Subsequent Offering Period") pursuant to which we may add a period of between three and 20 business days to permit additional tenders of Shares. We may include a Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are deemed satisfied or waived by us on or before the Expiration Date, (iii) we accept and promptly pay for all Shares validly tendered during the Offer, (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 Eastern time on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (v) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. In addition, we may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Period (including extensions thereof) is no more than 20 business days.

  A Subsequent Offering Period, if one is provided, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which stockholders may tender Shares not tendered into the Offer. No withdrawal rights apply to Shares tendered in a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is provided.

  We have not at this time made a final decision to include or not to include a Subsequent Offering Period. We may make such decision in our sole discretion, and there is no assurance that we will or will not include such a Subsequent Offering Period.

  Any extension, termination or amendment of the Offer or extension of a Subsequent Offering Period will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

  Subject to the terms of the Merger Agreement we also reserve the right, in our sole discretion, in the event any of the conditions specified in "The Offer--Section 15--Certain Conditions to the Offer" shall not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

  Subject to the terms of the Merger Agreement, we expressly reserve the right to modify or waive, in whole or in part at any time or from time to time in each case prior to the Expiration Date, any of the conditions specified in "The Offer--Section 15--Certain Conditions of the Offer," provided that we may not, without the prior approval of the Company, (i) amend or waive the Minimum Condition, (ii) decrease the Offer Price or the number of Shares to be purchased in the Offer, (iii) change the form of consideration payable in the Offer, (iv) impose conditions to the Offer in addition to the Offer Conditions or (v) amend any other condition of the Offer in a manner adverse to the holders of Shares.

  If we extend the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in "The Offer--Section 4--Withdrawal Rights." Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

  15. Certain Conditions of the Offer. Notwithstanding any other provisions of the Offer, we shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act or any foreign antitrust, investment or competition law or regulation has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of the Merger Agreement and before the time of payment for any such Shares, any of the following events shall occur or shall be determined by us to have occurred:

    (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (i) seeking to prohibit or impose any material limitations on Great Nordic's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Great Nordic or Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Great Nordic and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Great Nordic or Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from the Company, Great Nordic or Purchaser any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or (iv) seeking to impose material limitations on the ability of Purchaser or Great Nordic effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders;

    (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or any foreign antitrust, investment or competition law or regulation, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

    (c) there shall have occurred and continue to exist (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions) or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

    (d) any of the representations and warranties of the Company set forth in the Merger Agreement, when read without any exception or qualification as to materiality or Company Material Adverse Effect (as defined in the Merger Agreement), shall not be true and correct, as if such representations and warranties were made at the time of such determination (except as to any such representation and warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect;

    (e) the Company shall have breached or failed to perform any material obligation or to comply with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

    (f) there shall have occurred any events or changes which have had or which are reasonably likely to have or constitute, individually or in the aggregate, a Company Material Adverse Effect;

    (g) the Merger Agreement shall have been terminated in accordance with its terms;

    (h) (i) it shall have been publicly disclosed or Great Nordic or Purchaser shall have otherwise learned that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Great Nordic or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of fifteen percent (15%) or more of any class or series of capital stock of the Company (including the Shares) (or any person beneficially owning fifteen percent (15%) or more of any class or series of capital stock of the Company (including the Shares) on the date of the Merger Agreement shall increase such person's beneficial ownership by one percent (1%) or more in excess of such beneficial ownership as reported in an SEC filing publicly filed prior to the date of the Merger Agreement), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of fifteen percent (15%) or more of any class or series of capital stock of the Company (including the Shares); or (ii) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company; or

    (i) the Company's Board of Directors or any committee thereof (i) shall have withdrawn, or modified or changed in a manner adverse to Great Nordic or Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement, or the Merger, (ii) shall have recommended another proposal or offer, (iii) shall have resolved to do any of the foregoing or (iv) shall have taken a neutral position or made no recommendation, unless the Company's Board of Directors determines in good faith, after consultation with outside counsel, that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under applicable law, with respect to another proposal or offer (other than by Great Nordic or Purchaser) after a reasonable amount of time (and in no event more than ten
  (10) business days following receipt thereof) has elapsed for the Company's Board of Directors or any committee thereof to review and make a recommendation with respect thereto; which in the sole judgment of Great Nordic or Purchaser, in any such case, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

  The foregoing conditions are for the sole benefit of Purchaser and Great Nordic and may be waived by Great Nordic or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Great Nordic or Purchaser. The failure by Great Nordic or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16. Certain Legal Matters; Regulatory Approvals.

  General. Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, we currently contemplate that, except as described below under "State Takeover Statutes," such approval or other action will be sought. Except as described under "Antitrust," there is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "The Offer--
Section 15--Certain Conditions of the Offer."

  Delaware Law. In general, Section 203 of the Delaware Law prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock option plans and persons who are directors and also officers of the corporation) or (iii) on or subsequent to such time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder; such action may not be taken by written consent. The Board of Directors of the Company has taken all actions necessary to exempt the Merger Agreement, the Offer, the Merger and the transactions contemplated thereby from the provisions of Section 203 of the Delaware Law.

  State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger we believe that there are reasonable bases for contesting such laws.

  In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

  If any government official or third party should seek to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See "The Offer--Section 15--Certain Conditions of the Offer."

  Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition of assets and voting securities may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

  Pursuant to the requirements of the HSR Act, we filed a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC on October 11, 2000. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 P.M., New York City time, on Wednesday, October 25, 2000. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period will be extended until 11:59 P.M., New York City time, on the tenth day after our substantial compliance with such request. Thereafter, such waiting period can be extended only by court order. A request is being made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.

  Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See "The Offer--Section 15--Certain Conditions of the Offer." Subject to certain circumstances described in "The Offer--Section 4-- Withdrawal Rights," any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If our acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended until December 31, 2000.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of our or the Company's substantial assets. Private parties (including individual states) may also bring legal actions under the antitrust laws. We do not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "The Offer--Section 15--Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions and "The Offer--Section 11-- Purpose of the Offer; Plans for the Company; The Merger Agreement; The Stock Option Agreement; The Non-Disclosure Agreement" for certain termination rights in connection with antitrust suits.

  17. Fees and Expenses. We have retained Georgeson Shareholder Communications Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

  We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

  18. Miscellaneous. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take such action as we deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of Purchaser or Great Nordic not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in "The Offer--Section 7--Certain Information Concerning the Company" of this Offer to Purchase (except that such information will not be available at the regional offices of the SEC).

                                          GN Acquisition Corporation

October 11, 2000

                                                                     SCHEDULE I

        DIRECTORS AND EXECUTIVE OFFICERS OF GREAT NORDIC AND PURCHASER

  1. Directors and Executive Officers of Great Nordic. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Great Nordic and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is c/o GN Great Nordic, Kongens Nytorv 26, DK-1016 Copenhagen K, Denmark. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Great Nordic. All directors and officers listed below are Danish citizens, except for Cato F. Sverdrup who is a Norwegian citizen. Directors are identified by an asterisk next to their names.

                                Present Principal Occupation or Employment
 Name and Business Address           and Five-Year Employment History
---------------------------- ------------------------------------------------
* Elvar Vinum (Chairman)     Executive Vice President of Danisco A/S, 1989-
 born 1936                   98. Chairman of the Board of Alto International.
                             Member of the Board of Kapital Holding A/S, BG
 Sankt Jakobs Gade 9, 2 tv.  Bank A/S, Investerings-foreningen BG Invest, dk-
 2100 Copenhagen o           invest management A/S, Topdanmark A/S, NCC
 Denmark                     Danmark A/S and Wittenborg A/S. Member of the
                             Board of GN Great Nordic Ltd. since 1998.

* Mogens Hugo Jorgensen      President and Chief Executive Officer of C.W.
 (Deputy Chairman)           Obel A/S since 1991. Member of the Board of A/S
 born 1943                   Motortramp, Skandinavisk Holding A/S,
                             Skandinavisk Industries A/S, Skandinavisk
 C.W. Obel                   Tobakskompani A/S, Fritz Hansen A/S and
 Vestergade 2                Unidanmark A/S. Member of the Board of GN Great
 1011 Copenhagen K           Nordic Ltd. since 1994.
 Denmark

* Finn Junge-Jensen          Dean of the Copenhagen Business School since
 born 1944                   1987. Member of the Board of Forskerbyen Symbion
                             A/S, PLS Consult A/S, Service Udvikling A/S and
 Handelshojskolen            Munksgaard A/S. Member of the Board of GN Great
 Solbjerg Plads 3            Nordic Ltd. since 1990.
 2000 Frederiksberg
 Denmark

                             President and Chief Executive Officer of NESA
* Preben Schou               A/S and I/S Sjaellandske Kraftvaerker, 1984-1998.
 born 1936                   Chairman of the Board of ELKRAFT-Consult A/S,
                             I/S Sjdllanaeske Kraftvaerker, ELKRAFT, 1984-1998,
 Poppel Alle 12 B            Brodrene Hartmann A/S, Siemens A/S and Comblis
 2840 Holte                  A/S. Member of the Board of GN Great Nordic Ltd.
 Denmark                     since 1992.

* Cato F. Sverdrup           President of Atlantic Marine Holding Company.
 born 1935                   Member of the Board of MAN B&W Diesel A/S,
                             Rasmussen & Schiodt Holding A/S, 1985-1995.
 Atlantic Marine Holding     Member of the Board of GN Great Nordic Ltd.
 Company                     since 1989 (Deputy Chairman 1994-1998).
 Main Gate Dunlap Drive
 Mobile, Alabama 36652
 USA

* Peter Alexander Foss       President and Chief Executive Officer of Foss
 born 1956                   A/S. Chairman of the Board of Foss Electric A/S.
                             Deputy Chairman of A/S Foss & Co. Member of the
 Slangerupgade 69            Board of Carl Bro. Member of the Board of GN
 3400 Hillerod               Great Nordic Ltd. since 1999.
 Denmark

                               Present Principal Occupation or Employment
 Name and Business Address          and Five-Year Employment History
--------------------------- ------------------------------------------------
* Erik Boye Jensen          Technical Manager for GN Great Northern
 born 1940                  Telegraph Company since 1992. Senior Manager for
                            GN Great Northern Telegraph Company from 1984 to
 GN Great Northern Tele-    1992. Staff-elected Member of the Board of GN
 graph Company Kongens      Great Nordic Ltd. since 1990. Re-elected in
 Nytorv 26                  1994, and in 1998 for further period of office.
 1016 Copenhagen K
 Denmark

* Lars Jesper Pontoppidan   Toolmaker for GN ReSound since 1977. Staff-
 born 1949                  elected Member of the Board of GN Great Nordic
                            Ltd. since 1994. Re-elected in 1998 for further
 G ReSound                  period of office.
 Markaervej 2A
 2630 Taastrup
 Denmark

* Lars Thomassen            Vice President, Treasury and Investor Relations
 born 1964                  of GN Great Nordic Ltd. since 1994. Staff-
                            elected Member of the Board of GN Great Nordic
                            Ltd. since 1998.

  Jorgen Lindegaard         President and Chief Executive Officer of GN
 born 1948                  Great Nordic Ltd. since 1997. Director of Tele
                            Danmark A/S, 1995-1996. Executive Vice President
                            of GN Great Nordic Ltd., 1996-1997. Deputy
                            Chairman, Dansk Industri. Member of the Board of
                            FinansieringsInstituttet for Industri og
                            Handvdrk A/S and Superfos a/s.

  Jorn Kildegaard           Executive Vice President of GN Great Nordic Ltd.
 born 1955                  since 1993. Member of the Board of Glunz &
                            Jensen A/S, Trykko Pack A/S, Negmicon A/S and
                            Danish Venture Finance A/S.

  2. Directors and Executive Officers of Purchaser. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Purchaser and certain other information are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. All directors and officers listed below are American citizens, except for Niels B. Christiansen and Poul Erik Tofte, who are Danish citizens. Directors are identified by an asterisk next to their names.

                               Present Principal Occupation or Employment
 Name and Business Address          and Five-Year Employment History
--------------------------- ------------------------------------------------
* Niels B. Christiansen     President of Purchaser since the company was
 born 1966                  founded. President and Chief Executive Officer
                            of GN Netcom A/S since January, 2000. Vice
 GN Netcom A/S              President, Business Development of GN Netcom
 Metalbuen 66               A/S, 1997-1999. Vice President, Corporate
 Postboks 201               Development of Hilti Corporation, 1995-1996.
 2750 Ballerup
 Denmark

* Poul Erik Tofte           Chief Financial Officer of Purchaser since the
 born 1956                  company was founded. Chief Financial Officer of
                            GN Great Nordic Ltd. since 1994.
 GN Great Nordic
 Kongens Nytorv 26
 DK-1016 Copenhagen K
 Denmark

* P. Michael Fairweather    Treasurer and Secretary of Purchaser since the
 born 1955                  company was founded. President and Chief
                            Executive Officer of GN Netcom, Inc. since
 GN Netcom, Inc.            October 1996. President of Unex Corporation from
 77 Northeastern Boulevard  1992 until October 1996, at which time Unex
 Nashua, New Hampshire      Corporation was acquired by GN Netcom, Inc.
 03062

* Dean Kacos                Chief Financial Officer of GN Netcom, Inc. since
 born 1957                  August 1997. Director of Business Planning and
                            Order Management of EMC Corporation, 1993-1997.
 GN Netcom, Inc.
 77 Northeastern Boulevard
 Nashua, New Hampshire
 03062


ADDITIONAL INFORMATION ON THE DESIGNATION OF REPRESENTATIVES TO THE BOARD OF DIRECTORS OF THE COMPANY

  Prior to the consummation of the Merger, Great Nordic may designate some of the people listed on Schedule I to the Board of Directors of the Company. The Merger Agreement provides that if we purchase a majority of the outstanding Shares (on a fully-diluted basis) pursuant to the Offer, Great Nordic shall be entitled to designate directors on the Company's Board of Directors as described in "The Offer--Section 11--Purpose of the Offer; Plans for the Company; The Merger Agreement; The Stock Option Agreement; The Non-Disclosure Agreement."

  None of the executive officers or directors of Great Nordic or any of its subsidiaries, including Purchaser, currently is a director of, or holds any position with, the Company. Except for the transactions contemplated by the Merger Agreement and except for the 100 Shares beneficially owned by Great Nordic as disclosed in "The Offer--Section 8--Certain Information Concerning Purchaser and Great Nordic," none of Great Nordic or Purchaser and, to the best knowledge of Purchaser and Great Nordic, none of their directors or executive officers, as the case may be, or any of their associates beneficially owns any equity securities, or rights to acquire any equity securities, of the Company or has been involved in any transactions with the Company or any of its directors, executive officers or affiliates which are required to be disclosed pursuant to the rules and regulations of the SEC, including Rule 14f-1 of the Exchange Act.

  Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                   ChaseMellon Shareholder Services, L.L.C.

         By Mail:            By Overnight Delivery:           By Hand:
      PO. Box 3301             85 Challenger Road       120 Broadway, 13th Floor
South Hackensack, NJ 07606      Mail Drop-Reorg           New York, NY 10271
   Attn: Reorganization     Ridgefield Park, NJ 07660    Attn: Reorganization
        Department             Attn: Reorganization          Department
                                     Department

                           By Facsimile Transmission
                       (for Eligible Institutions only):
                                (201) 296-4293

                             Confirm By Telephone:
                                (201) 296-4860

  If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at the address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

              [LOGO OF GEORGESON SHAREHOLDER COMMUNICATIONS INC.]

                          17 State Street, 10th Floor
                           New York, New York 10004
                Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064